UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) November 13, 2019

Alpine 4 Technologies Ltd.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55205	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

2525 E. Arizona Biltmore Circle, Suite C237
Phoenix, AZ 85016
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

480-702-2431
 (ISSUER TELEPHONE NUMBER)

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Item 1.01

Variable Convertible Debt Payoff, Refinancing and Settlement Agreements

On November 12, 2019, Alpine 4 Technologies Ltd., a Delaware corporation (the “Company”), completed a series of debt settlements, refinancings, and payoffs of existing variable convertible debt holders.   As of November 22, 2019, all of the Company’s variable rate convertible debt has been paid off or has been refinanced into fixed price convertible debt.

At the time these notes were taken out, it was the only source of capital to amend a large theft event that occurred at a former subsidiary, Venture West Energy Services.  Not a single note has ever fully diluted. We have actively paid down these notes, thus minimizing the number of shares to convert. Had these notes fully diluted, we could have had a dilution event of around 500mm shares.

After several months of negotiating, the Company has finalized agreements to all of the variable convertible notes that were outstanding.   These resolutions took a concerted effort from all parties involved, including the noteholders to be reasonable and for that, the Company expressed its appreciation.  It is important for readers of this report to understand the difference between Variable Convertible Debt (VCD) and Fixed Price Convertible Debt (FPCD). This is a very important distinction. The refinancing of the Company’s Variable Convertible Debt, with the issuance of new Fixed Price Convertible Debt, gives Alpine 4 a path to pay off these notes without the fear of large dilutive tranches of stock increasing the Company’s outstanding shares.

Through extensive negotiations, the potential conversion of 500mm shares, has now been reduced to 8-10mm shares at a FIXED price of $0.15.  To account for these potential 8-10mm shares converting, the 10mm issued C shares (maturing in Q3 2022) and the allowing for a future capital raise, the Company agreed to increase its Authorized Shares with the State of Delaware and it plans on increasing its Authorized Shares by 25 million.

Break Down of Authorized Shares
Current Authorized Shares	100mm
Renegotiated Convertible Shares	8mm-10mm
C Shares (maturity in Q3 2022)	10mm
Future Capital Raise Shares	5mm
Total Authorized Shares	125mm

Settlement, Payment or Refinancing Terms:

Notes:

1.
Note Holder #1 had a total balance owing, including all interest and penalties of $167,990. The Company and the noteholder agreed that Note #1 would be settled over a 13-week period beginning on August 12, 2019, with 13 weekly payments of $4,000 per week and a final lump-sum payment of $115,990.

2.
Note Holder #2 had a total balance owing, including all interest and penalties of, $651,291.72. The Company and the noteholder entered into a settlement agreement, pursuant to which the parties agreed that Note #2 would be settled with a cash payment by the Company of $300,000, paid on Nov 8, 2019; a $350,000 fixed-price, one-year convertible note with an interest rate of 15%, convertible at a price per share of $0.15, The holder of Note #2 had previously submitted a conversion notice on August 5, 2019, for 4,500,000 shares. The noteholder and the Company agreed to amend the conversion notice from 4,757,877 to 2,000,000 shares, which will be issued to the noteholder as a good faith issuance.

3.
Note Holder #3 had two notes. The first note had an original balance of $337,500 and was settled for 12 monthly payments of $18,000 starting on December 27th 2019.  The second note had an original balance of $220,000 and has been settled for 12 monthly payments of $17,000 starting on December 27th 2019.  The note holder also issued a new Senior Secured Promissory Note in the principal amount of $600,000, with the following terms: term of two years; a fixed conversion price of $0.15 and a 15% interest rate.  The note holder had previously submitted a conversion notice seeking the issuance of 4,550,000 shares of the Company’s Class A common stock in connection with the note for $337,500. The note holder and the Company agreed to amend the conversion notice to 2,400,000 shares which will be issued to the noteholder as a good faith issuance.

4.
Note Holder #4 had a total balance owing, including all interest and penalties of $252,870.48.  The Company and the noteholder agreed that Note #4 would be settled with a cash payment of $80,000 paid on Nov 12, 2019 and the issuance of  two new notes in the principal amounts of $35,000 and $137,870.48 with the following terms: term of one year; a fixed conversion price of $0.15 cents and a 15% interest rate and the future issuance of 300,000 Class A Common Shares and 30,000 Class C Common Stock.

5.
Note #5 had a total balance owing, including all interest and penalties of $310,000.  The Company and the noteholder agreed that Note #5 would be settled with a cash payment of $115,000 by Nov 25, 2019, and the future reserve of 1,200,000 Class A Common Shares. A fixed price convertible note of $195,000 15% interest and a $0.15 cents conversion price.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description of Exhibit

10.23	FPCD Note - $350,000

10.24	FPCD Note - $600,000

10.25	Note Amendment – #1

10.26	Note Amendment - # 2

10.27	FPCD Note - $137,870.48

10.28	Note Amendment - $180,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

 Alpine 4 Technologies Ltd.

By: /s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, President
(Principal Executive Officer)

Date: November 22, 2019